Exhibit 99.1

Deep Fission Signs Binding 25-Year Master Energy Purchase Agreement for Planned Commercial Project

Agreement with Great Plains Development Authority covers an initial phase of up to 150 MW, targeted for September 2028 and up to 2GW by 2031

Management to host business update call today, October 20th, at 11:00 a.m. ET

PARSONS, Kan. – October 20, 2026 – Deep Fission, Inc. (Nasdaq: FISN) today announced a Master Energy Purchase Agreement with the Great Plains Development Authority (GPDA), a quasi-municipal entity that owns the Great Plains Industrial Park in Parsons, Kansas. It converts the parties’ December 2025 letter of intent into a definitive contract for a commercial project at the site of Deep Fission’s Department of Energy (DOE) pilot. The agreement binds Deep Fission to pursue the project and to supply power once licensed and operating, subject to the agreement’s terms and conditions. Under the agreement GPDA will purchase electricity generated and made available by Deep Fission to satisfy the electricity requirements of industrial park tenants, up to the contracted capacity, with no minimum purchase obligation. The agreement also permits GPDA to assign its purchase obligations to qualifying tenants.

The initial phase is anticipated to be 150 MW with a target date of commercial operation on September 30, 2028, and grow through later phases to a total of 2,000 MW pending further demand growth.

“This agreement turns a shared vision into a binding commitment,” said Liz Muller, CEO and Co-Founder of Deep Fission. “Our approach is to bring firm power directly to where it’s needed. Great Plains has been with us since we broke ground, and we’re proud to take this next step together as we deliver reliable, clean, 24/7 power, with our Gravity reactor.”

The Great Plains Industrial Park covers more than 14,000 acres in Labette County on the site of a former U.S. Army ammunition plant, with existing rail access, utilities and space for large industrial users. Deep Fission held a groundbreaking ceremony at the park in December 2025 on its pilot reactor under the U.S. Department of Energy (DOE) Reactor Pilot Program.

“Dependable, affordable power is what draws employers to Southeast Kansas, and it’s what the companies we’re talking to are asking for,” said Brad Reams, Park Director, Great Plains Development Authority. “Deep Fission’s Gravity reactor is designed to provide firm, carbon-free electricity right here at the park, and this agreement gives us a long-term energy plan to offer.”

Deep Fission's Gravity™ Nuclear Reactor is a pressurized water reactor that runs on standard low-enriched uranium fuel. Placing it approximately one mile underground is designed to allow the surrounding water column and rock to provide pressure control, cooling and shielding, potentially reducing the need for much of the surface infrastructure that conventional nuclear plants require.

Deep Fission management will discuss the Agreement on its previously announced business update call on today Tuesday, October 20, 2026, at 11:00 a.m. ET. U.S. toll free: 1-877-425-9470. International: 1-201-389-0878. A live webcast will be available in the Investor Relations section of the Company's website at https://www.deepfission.com/investors.

About Deep Fission

Deep Fission is developing technology that places a small modular pressurized water reactor in a borehole approximately one mile underground. The Company's Gravity™ Nuclear Reactor approach combines established pressurized water reactor technology with a novel underground deployment model designed to simplify construction, enhance safety, and support scalable commercial deployment. Deep Fission is focused on delivering reliable, low-carbon baseload power to meet growing electricity demand from utilities, industrial customers, and data centers. The Company is currently advancing the development of its first reactor project in Parsons, Kansas, and was selected for the U.S. Department of Energy's Reactor Pilot Program.

About the Great Plains Development Authority

Great Plains Industrial Park provides large-scale, flexible environments located directly on the Union Pacific main line designed to support advanced industry, testing, and innovation. With significant room for expansion and a focus on next-generation infrastructure, Great Plains is emerging as a premier destination for enterprises shaping the future of industry and technology.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding Deep Fission’s business strategy, technology development plans, potential commercial deployments, expected regulatory activities, planned project milestones, potential commercialization, potential revenue recognition, and the timing, feasibility, scalability, safety, and performance of the Company’s technology. These statements include the anticipated development, capacity, commercial operation date, expansion and performance of the Kansas project, the timing and volume of electricity purchases under the GPDA agreement, and the potential realization of revenues from that agreement. These statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied.

Important factors that may cause actual results to differ materially include, among others, risks related to the Company’s early stage of development; the Company’s ability to negotiate and enter into definitive commercial agreements; technical, engineering, drilling, construction, regulatory, licensing, financing, supply chain, and deployment risks; the Company’s ability to obtain required approvals from the NRC, DOE, and other governmental authorities; market adoption of the Company’s technology; and the other risks described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in Deep Fission’s filings with the Securities and Exchange Commission. Important factors may also include the absence of minimum electricity purchase obligations under the GPDA agreement; dependence on electricity demand from tenants at the Great Plains Industrial Park; the ability to satisfy the conditions to commercial operation, including NRC licensing, Kansas regulatory approvals and required delivery arrangements; and the possibility that the project may be delayed, reduced in scope or not completed.

Forward-looking statements speak only as of the date of this press release. Deep Fission undertakes no obligation to update any forward-looking statements, except as required by law.

Media Contact Gabriella Velez media@deepfission.com

Investor Relations Contact Jen Stakich, IR@deepfission.com, (858) 794-9500

Elevate IR, (720) 330-2829, IR@deepfission.com